RBC FUNDS TRUST

RBC BLUEBAY U.S. GOVERNMENT MONEY MARKET FUND

AMENDED AND RESTATED

PLAN PURSUANT TO RULE 18f-3

UNDER THE

INVESTMENT COMPANY ACT OF 1940

I.	Introduction

As required by Rule 18f-3 under the Investment Company Act of 1940, as amended (“1940 Act”), this Plan (the “Plan”) describes the multi-class system for the RBC BlueBay U.S. Government Money Market Fund (the “Fund”) of RBC Funds Trust (the “Trust”), including the separate class arrangements for shareholder services and/or distribution of shares, the method for allocating expenses to classes and any related conversion features or exchange privileges applicable to the classes. For so long as this Plan is in effect, the Trust’s Board of Trustees shall satisfy the fund governance standards defined in 1940 Act Rule 0-1(a)(7).

II.	The Multi-Class System

The effective date of this Plan is March 20, 2026 (the “Effective Date”).

The Fund and each subsequent series specifically added to this Plan as indicated on Schedule A hereto (all such series referred to herein as the “Funds”), may offer Institutional Class 1, Institutional Class 2, Institutional Class 3, Select Class, Reserve Class, Investor Class and Class A shares, subject to such offering restrictions or limitations as may be approved from time to time for one or more classes by the Board of Trustees. As of the Effective Date, only Institutional Class 1, Institutional Class 2, Institutional Class 3, Investor Class, and Class A shares are available for purchase. Select Class and Reserve Class shares are reserved for future use. Each class of shares shall be offered at net asset value with no initial sales charge and shall not be subject to a contingent deferred sales charge or a redemption fee. Shares of each class of the Fund shall represent an equal pro rata interest in the Fund and generally shall have identical voting, dividend, liquidation, and other rights, preferences, powers, restrictions, limitations, qualifications and terms and conditions, except that: (a) each class shall have a different designation; (b) each class shall bear any Class Expenses, as defined in Section C, below; (c) each class shall have exclusive voting rights on any matter submitted to shareholders that relates solely to its distribution arrangement; and (d) each class shall have separate voting rights on any matter submitted to shareholders in which the interests of one class differ from the interests of any other class. In addition, each class shall have the features described below.

A.	Share Class Eligibility

Each class of shares shall only be available to such categories of investors as are specified from time to time in the then-current prospectus for the Fund.

B.	Service and Distribution Plans

The Trust has adopted a Shareholder Account and Distribution Services Plan (the “12b-1 Plan”) and related agreement pursuant to Rule 12b-1 under the 1940 Act with respect to

Institutional Class 2, Select Class, Reserve Class, Investor Class and Class A shares and has adopted a Shareholder Services Plan and related agreement with respect to Institutional Class 1 and Institutional Class 3, containing the following terms:

1. Institutional Class 1 Shares. Institutional Class 1 shares shall compensate or reimburse service organizations who act as agents of their customers, directly or indirectly including through arrangements with RBC Global Asset Management (U.S.) Inc., the Fund’s investment adviser (the “Adviser”), for their efforts and expenses incurred in connection with servicing shareholder accounts, as provided in the Fund’s Shareholder Servicing Plan, subject to an annual limit of 0.05% of the average daily net assets of the Fund attributable to its Institutional Class 1 shares, all of which may be designated as a “service fee,” as defined in rules and policy statements of the Financial Services Regulatory Authority (“FINRA”).

2. Institutional Class 2 Shares. Institutional Class 2 shares shall compensate or reimburse Quasar Distributors, LLC, the Fund’s distributor (“Quasar”) for its efforts and expenses incurred in connection with servicing shareholder accounts, as provided in the 12b-1 Plan, subject to an annual limit of 0.15% of the average daily net assets of the Fund attributable to its Institutional Class 2 shares, all of which may be designated as a “service fee,” as defined in rules and policy statements of FINRA.

3. Institutional Class 3 Shares. Institutional Class 3 shares shall compensate or reimburse service organizations who act as agents of their customers, directly or indirectly including through arrangements with the Adviser, for their efforts and expenses incurred in connection with servicing shareholder accounts, as provided in the Fund’s Shareholder Servicing Plan, subject to an annual limit of 0.15% of the average daily net assets of the Fund attributable to its Institutional Class 3 shares, all of which may be designated as a “service fee,” as defined in rules and policy statements of FINRA.

4. Select Class Shares. Select Class shares shall compensate or reimburse Quasar for its efforts and expenses incurred in connection with distribution and marketing of shares of the Fund and servicing shareholder accounts, as provided in the 12b-1 Plan, subject to an annual limit of 0.80% of the average daily net assets of the Fund attributable to its Select Class shares, provided that up to 0.25% of such average daily net assets may be designated out of such compensation as a “service fee,” as defined in rules and policy statements of FINRA.

5. Reserve Class Shares. Reserve Class shares shall compensate or reimburse Quasar for its efforts and expenses incurred in connection with distribution and marketing of shares of the Fund and servicing shareholder accounts, as provided in the 12b-1 Plan, subject to an annual limit of 0.90% of the average daily net assets of the Fund attributable to its Reserve Class shares, provided that up to 0.25% of such average daily net assets may be designated out of such compensation as a “service fee,” as defined in rules and policy statements of FINRA.

6. Investor Class Shares. Investor Class shares shall compensate or reimburse Quasar for its efforts and expenses incurred in connection with distribution and marketing of shares of the Fund and servicing shareholder accounts, as provided in the Fund’s 12b-1 Plan, subject to an annual limit of 1.00% of the average daily net assets of the Fund attributable to its Investor

Class shares, provided that up to 0.25% of such average daily net assets may be designated out of such compensation as a “service fee,” as defined in rules and policy statements of FINRA.

7. Class A Shares. Class A shares shall compensate or reimburse Quasar for its efforts and expenses incurred in connection with distribution and marketing of shares of the Fund and servicing shareholder accounts, as provided in the Fund’s 12b-1 Plan, subject to an annual limit of 0.10% of the average daily net assets of the Fund attributable to its respective Class A shares, all of which may be designated out of such compensation as a “service fee,” as defined in rules and policy statements of FINRA.

C.	Allocation of Income and Expenses

1. General.

The Fund declares distributions of net investment income daily and maintains the same net asset value per share in each class and as such is a “daily dividend fund.” The Fund will allocate gross income, realized and unrealized capital gains and losses and expenses (other than Class Expenses, as defined below) to each class on the basis of relative net assets (settled shares). “Relative net assets” (settled shares), for this purpose, are net assets valued in accordance with generally accepted accounting principles but excluding the value of subscriptions receivable, in relation to the net assets of the Fund. Expenses to be so allocated also include expenses of the Trust that are allocated to the Fund and are not attributable to a particular series of Trust or class of the Fund (“Trust Expenses”) and expenses of the particular series of the Trust that are not attributable to a particular class of the Fund (“Fund Expenses”). Trust Expenses include, but are not limited to, Trustees’ fees, insurance costs and certain legal fees. Fund Expenses include, but are not limited to, certain registration fees, advisory fees, custodial fees, and other expenses relating to the management of the Fund’s assets.

2. Class Expenses.

Expenses attributable to a particular class (“Class Expenses”) shall be limited to: (a) payments pursuant to the 12b-1 Plan (or, in the case of Institutional Class 1, the Funds’ Shareholder Services Plan) by that class; (b) transfer agent fees attributable to that class; (c) printing and postage expenses related to preparing and distributing material such as shareholder reports, prospectuses and proxy materials to current shareholders of that class; (d) registration fees for shares of that class; (e) the expense of administrative personnel and services as required to support the shareholders of that class; (f) litigation or other legal expenses relating solely to that class; and (g) Trustees’ fees incurred as a result of issues relating to that class. Expenses described in (a) of this paragraph must be allocated to the class for which they are incurred. All other expenses described in this paragraph may be allocated as Class Expenses, but only if the Trust’s President and Treasurer have determined, subject to Board approval or ratification, which of such categories of expenses will be treated as Class Expenses, consistent with applicable legal principles under the Act and the Internal Revenue Code of 1986, as amended (“Code”).

In the event a particular expense is no longer reasonably allocable by class or to a particular class, it shall be treated as a Trust Expense or Fund Expense, and in the event a Trust Expense or Fund Expense becomes allocable at a different level, including as a Class Expense, it shall be so allocated, subject to compliance with Rule 18f-3 and to approval or ratification by the Board of Trustees.

The initial determination of expenses that will be allocated as Class Expenses and any subsequent changes thereto shall be reviewed by the Board of Trustees and approved by the Board and by a majority of the Trustees who are not “interested persons” of the Trust as defined in the 1940 Act.

3. Waivers or Reimbursements of Expenses.

Expenses may be waived or reimbursed by the Adviser, Quasar, or any other provider of services to a Fund or the Trust without the prior approval of the Board of Trustees.

D.	No Exchange Privilege

Shares of a Fund are not exchangeable for shares of any other Fund, without regard to class, or shares of any other series of the Trust, except as set forth in a Fund’s then-current prospectus.

E.	Board Review

1. Approval of Plan.

The Board of Trustees, including a majority of the Trustees who are not interested persons (as defined in the 1940 Act) of the Trust or a Fund (“Independent Trustees”), must approve this Plan based on a determination that the Plan, including the expense allocation, is in the best interests of each class and Fund individually and of the Trust. Their determination was based on their review of information furnished to them which they deemed reasonably necessary and sufficient to evaluate the Plan.

2. Approval of Amendments.

This Plan may not be amended materially unless the Board of Trustees, including a majority of the Independent Trustees, have found that the proposed amendment, including any proposed related expense allocation, is in the best interests of each class and Fund individually and of the Trust. This finding shall be based on information requested by the Board and furnished to them which the Board deems reasonably necessary to evaluate the proposed amendment.

3. Periodic Review.

The Board shall review reports of expense allocations and such other information as they request at such times, or pursuant to such schedule, as they may determine consistent with applicable legal requirements.

F.	Contracts

Any agreement related to the Multi-Class System shall require the parties thereto to furnish to the Board of Trustees, upon their request, such information as is reasonably necessary to permit the Trustees to evaluate the Plan or any proposed amendment.

SCHEDULE A

RBC BlueBay U.S. Government Money Market Fund